Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 of Benefitfocus, Inc. for the registration of 500,250 shares of its common stock of the reference to our firm under the caption “Experts” and our report dated May 6, 2013 (except Note 1, as to which the date is September 13, 2013), with respect to the consolidated financial statements and schedule of Benefitfocus, Inc., included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-190610) and related Prospectus of Benefitfocus, Inc. for the registration of 5,175,000 shares of its common stock.

/s/ Ernst & Young LLP

Raleigh, North Carolina

September 16, 2013